Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Class A Common Stock of Square, Inc.

Dated: February 16, 2016

KHOSLA VENTURES III, L.P.

By:	Khosla Ventures Associates III, LLC,
a Delaware limited liability company and general partner of Khosla Ventures III, LP

By:	/s/ Vinod Khosla
Vinod Khosla, Managing Member

KHOSLA VENTURES ASSOCIATES III, LLC

By:	/s/ Vinod Khosla
Vinod Khosla, Managing Member

VK SERVICES, LLC

By:	/s/ Vinod Khosla
Vinod Khosla, Manager

/s/ Vinod Khosla
Vinod Khosla